EXHIBIT 11

                    HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARES

                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
Primary and fully diluted earnings per share                JUNE 30,                       JUNE 30,
                                                  ----------------------------   ----------------------------
                                                      1997            1996           1997            1996
                                                  ------------    ------------   ------------    ------------
Net income ....................................   $ (3,336,017)   $  1,175,411   $ (1,527,755)   $  2,146,697
                                                  ============    ============   ============    ============

Shares:
Weighted average common shares issued .........     10,041,104       3,018,983     10,032,309       3,018,983
Assuming exercise of options, reduced by the
  number of common shares which could have been
  purchased with the proceeds from exercise of
  such options ................................           --           233,468           --           233,468
Assuming conversion of Series A preferred stock           --         2,000,000           --         2,000,000
Assuming conversion of Series B preferred stock           --         1,339,298           --         1,339,298
                                                  ------------    ------------   ------------    ------------
Weighted average number of common shares
  outstanding, as adjusted ....................     10,041,104       6,591,749     10,032,309       6,591,749
                                                  ============    ============   ============    ============

Net income per common share ...................   $      (0.33)   $       0.18   $      (0.15)   $       0.33
                                                  ============    ============   ============    ============
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